Exhibit 10.5

MEMORANDUM OF AGREEMENT Dated: 11th March 2006

Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adapted by The Baltic and International Maritime Council (BIMCO) in 1956.

Code-name

SALEFORM 1993

Revised 1966, 1983 and 1986/87.

Atlantas Shipping Company, Marshall Islands

hereinafter called the Sellers, have agreed to sell, and

Carrolton Navigation Inc, Marshall Islands (a company nominated by Omega Navigation Enterprises Inc, but Omega Navigation Enterprises Inc, to always remain responsible for the contractual obligations of the Buying Company.

hereinafter called the Buyers, have agreed to buy

Name: M/T Aristidis

Classification Society/Class: ABS

Built 2006	By: Hyundai Mipo Dockyard, South Korea

Flag: Marshall Islands	Place of Registration: Majuro

Call Sign: V7JD7	Grt/Nrt: 23,270/9,925 mt

IMO Number: 9327413

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a latter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.                       Purchase Price USD 52,000,000 (United States Dollars Fifty Two Million only)

2.                         Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 5 banking days after Buyers have notified the Sellers in writing, that the subjects as per Clause 18 herein, have been lifted. This deposit shall be placed with Sellers bank, Aegean Baltic Bank S.A. and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, together with any charges for remitting such funds to be for the Buyers account. Any fee charged for opening/holding/closing the said deposit shall be borne equally by the Sellers and the Buyers.

3.                         Payment

The said Purchase Price shall be paid in full free of bank charges to Sellers Bank, Aegean Baltic Bank S.A.

AEGEAN BALTIC BANK S.A.
SWIFT CODE : AEBAGRAA
CORRESPONDING BANK: JP MORGAN CHASE BANK, N. YORK
SWIFT : CHASUS33
A/C NR: 400807963

IN FAVOUR OF: ATLANTAS SHIPPING COMPANY
ACCOUNT NR: 0100532-S2015 USD
IBAN NR: GR33 0561 0010 0000 1005 3252 015

on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.                         Inspections

a)*                  The Vessel’s specification has been reviewed and accepted by Buyers. Buyers have waived their right to inspect the Vessel’s class records. Furthermore the Buyers have waived their right to inspect the Vessel and therefore this sale is fully outright and definite and only subject to Clause 18 of this MOA.

*                            4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.                         Notices, time and place of delivery

a)                         The Sellers shall keep the Buyers well informed of the Vessel’s itienerary and shall provide the Buyers with 30/21/14/7/5 days approximate notice, and 3 and 1 days definate notice as to the date and place they intend to tender the Vessel’s Notice of Readiness under Clause 3 of this agreement. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)                        The Vessel shall be delivered and taken over safely afloat at a safe accessible berth, port or anchorage at the Sellers option, at UK/Cont, Baltic, Med/Black Sea, USG, USEC, Caribs. in the Sellers’ option. The Vessel to be delivered charter free, with last three (3) cargoes (or lesser number carried since delivery from yard) cargoes clean and unleaded including vegoils and palmoils. If vegoils or palmoils is the last cargo then the vessel to be delivered to Buyers with cargo tanks suitably cleaned for loading gasoil and free of slops.

Expected time of delivery: 1st May 2006 – 5th July 2006 in Sellers option.

Date of cancelling (see Clauses 6 a) 5 c), (iii) and 14): 5th July 2006 in Buyers option

It is agreed that should Sellers deliver the Vessel to Buyers in UK/Cont/Med/Black Sea/Baltic, the cancelling date in line 61 will be extended until 31st July 2006 and in such case Buyers shall not be entitled to any compensation whatsoever for late delivery up until 21st July 2006.

If it becomes apparent to the Sellers that the Vessel might miss the canceling date or any extensions to the canceling agreed thereto, Sellers have the option to substitute Vessel with M/T Alkiviadis (hull 0444) or M/T Aris (hull 0311). The right of substitution shall be exercised subject to notices as per line 53 of MOA excluding the 30 day approximate delivery notice, 21 days etc approximate notices to apply.

c)                         If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)                        Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                         Drydocking/Divers Inspection

Promptly after the Vessel’s arrival at the delivery place, the Buyers shall have the option to, at their risk and expense, to carry out an inspection of the Vessel’s underwater park by Class approved divers and with with a video link to the attending Class Surveyor. The Sellers shall arrange at their expense to have the Class Surveyor in attendance at such diver’s inspection.

If in the opinion of the Class Surveyor in attendance, the conditions at the place of delivery are unsuitable for such an inspection the Sellers shall make the Vessel available at a suitable alternative near the delivery place.

a)                       If any damages is found to the Vessel’s underwater parts, which the Vessel’s Classification Society confirms is affecting the Vessel’s clean certificate of Class, and the Classification Society requires such damage to be repaired prior to the Vessel’s next due Drydocking date, then prior to the Vessel’s delivery to the Buyers, the Sellers shall Drydock the Vessel at a place within the delivery range in the Sellers option and repair such damage affecting Class to the satisfaction of the Vessel’s Classification Society at the Seller’s time and expense. This place shall then become the new delivery place.

In the event of the Vessel being required to Drydock as mentioned above then the cancelling date shall automatically be extended by the additional time required for the Drydocking, completion of repairs and any extra steaming, but limited to a maximum of 14 Banking days.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

b) If any damage is found to the Vessel’s underwater parts which the Vessel’s Classification Society confirms is affecting the Vessel’s clean certificates of Class but the Classification Society agrees to postpone repairs to same until the Vessel’s next due Drydocking date, then the Buyers shall take delivery of the Vessel ‘as is’, with the damage affecting Class as it is, and the Sellers shall compensate the Buyers by way of reduction from the purchase price. The Sellers and the Buyers shall each obtain a Quotation for the repair of such damage affecting Vessel’s Class from two (2) separate reputable ship repair yards in the delivery range. The compensation amount to the Buyers in lieu of the Sellers carrying out the necessary repairs to Class satisfaction shall be the average of the repair quotations received, one by the Sellers and one by the Buyers respectively as mentioned above. The aforesaid repair quotations shall be strictly for the actual repair cost only and not to include Drydock dues, Docking or undocking clause.

*                            Notes, if any, In the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**                     6 a) and 6 b) are alternatives; delete whichever is not applicable, in the absence of deletions, alternative 6 a) to apply,

7.                         Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment belonging to the Vessel used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. All radio installation and navigational equipment, including GMDSS shall be included in the sale without extra payment. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items, Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Excluded from the sale also to be Vessel’s engine room log books, although Buyers have the right to take Photocopies of log books for the last 12 months at their expense. Vessel’s oil record book from the time of Vessel’s construction to remain onboard as per SOLAS requirements. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including Items on hire): Masters bond stores, Sponsor’s painting, Unitor oxygene, acetylene and freon gas cylinders, Videotel video library, Seagull training videos, Batterworth Tank Cleaning Machines, Minim /Irridium, Owner’s Manuals, PMS.

Buyers to pay extra for unused bunkers onboard and remaining unused lubricating oil in the storage tanks and in unbroached drums/tins etc. (only luboils which have not gone through the Vessel’s system) at Sellers last net purchase prices, as evidenced by fax copies of the relevant invoices.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.                          Documentation Reverting with list of documents

The place of closing: At Seller’s nominated place in Greece

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents:

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.

At the time of delivery the Sellers shall supply the Buyers with copies of all manuals, instruction booklets, code books, and plans onboard the Vessel. Sellers to dispatch from Sellers offices, at Buyers cost, all other plans/instruction books/documentation in Sellers possession ashore within ten working days from date of Vessel’s delivery.

After the deposit has been lodged, the Sellers are to provide the Buyers with the following drawings:

1)  General Arrangement, 2) Capacity Plan, 3) Trim and Stability, 4) Pumping and Piping diagram, at Buyers written request and at Buyers expense.

The Continuous Synopsis Record to be left on board, Records of the Planned Maintenance to date, to be left on board. The Sellers are to arrange to delete their registration of the Vessel with OCIMF within 7 days after delivery.

9.                         Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts or claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.                  Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.                  Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without recommendation, free of average damage affecting the Vessel’s class, and with her classification certificates and national, statutory and national and international trading certificates, including safety equipment inspection certificates, under present flag to be clean, valid and unextended for a period of three months from the date of delivery without recommendation* by Class or the relevant authorities at the time of delivery. All continuous survey cycles for hull and machinery to be clean and up to date with no outstandings for minimum 3 months from the date of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ Inspection prior to the signing of this Agreement. If the Vessel is taken over without Inspection, the date of this Agreement shall be the relevant date.

*                            Notes/memos/comments, if any, in the surveyor’s report which are accepted by the Classification Society without recommendation are not to be taken into account.

12.                  Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.                  Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not to be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.                  Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of canceling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

I5.                     Buyers’ representatives

After this Agreement has been signed by both parties and the 10% deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense for the final voyage or the last two weeks prior to delivery of the Vessel, whichever is longer. These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity as per P+J club wording prior to their embarkation. Sellers officers and crew to cooperate in explaining, demonstrating operation of the Vessel’s equipment but same is not to interfere with the Vessel’s normal operation. Buyers to pay USD 10 per day per representative for meal charges. All victualling and communication expenses etc, shall be settled onboard with the Master directly before delivery.

16.                  Arbitration

a)*                  This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators property appointed shall not agree they shall appoint on umpire whose decision shall be final.

*                            16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

Clauses 17.21 to form an integral part of the MOA

Clause 17.

Sellers to confirm that to the best of their knowledge Vessel is not blacklisted by any nation or organisation including the Arab Boycott League and ITF.

Clause 18.

The purchase of the Vessel is subject and conditional upon the Buyer’s holding company, Omega Navigation Enterprises Inc, being acceptably priced at an Initial Public Offering (IPO) enabling the purchase of the Vessel. This Subject shall be lifted latest by 12th April March 2006 by the Buyer in writing or such subject may be waived during that period by the Buyers in Writing. If this subject and condition is not lifted or waived by the Buyers as aforesaid by the 12th April 2006, then this MOA will be of no effect.

Clause 19.

All terms and conditions of this sale to be strictly Private and Confidential and details are not to be disclosed by any party involved until the publication of the “Red Herrin” filing of the F1 registration form by Omega Navigation Enterprises Inc. However should the sale or any details relating to the sale, become known or reported in the market, neither the Sellers nor the Buyers shall have the right to withdraw from the sale or fail to fulfill all their obligations under the MOA.

Clause 20.

On delivery of the Vessel and against the release of the 10 percent deposit to the Sellers and receipt of the 90 percent balance of purchase monies plus monies due for remaining bankers and best by the Sellers, the Sellers shall hand over to the Buyers all delivery documents as reasonably required by the Buyers for the legal transfer of title and flag.

A list of such delivery documents plus a list of delivery documents to be supplied by the Buyers to the Sellers, shall be mutually agreed by Buyers and Sellers respective lawyers and listed in Appendix no 1 to the MOA. The issuance of Appendix no. 1 and signing of same by both parties shall not in any way delay the issuance and signing of MOA by both parties.

Clause 21.

On delivery the Sellers shall assign to the Buyers the warranty applicable under Article IX of the relevant Shipbuilding Contract, together with any additional and / or prolonged guarantees or warranties relating to the Vessel or her machinery or equipment given by manufacturers, subcontractors or suppliers. The Sellers shall use their best endeavours to ensure that the Builder and any such manufacturers, sub contractors and suppliers consent to such assignment, provided that if in any case and for any reason whatsoever such consent is not given, then the Sellers shall have no obligation or liability towards the Buyers except that the Sellers shall not diligently and reasonably as the Buyers’ agents in the enforcement of the warranty or warranties in question.

Following delivery and full payment of the purchase price, Sellers will provide Buyers with a copy of the notice, which will be given to the Shipbuilder, when same will be available.

Except as provided in Line 59 and Clause 11 herein the Sellers shall not be responsible towards the Buyers for any claim whatsoever relating to the description, specification, condition and performance of the vessel upon and after delivery of the vessel to the Buyers.

FOR THE SELLERS	FOR THE BUYERS
Atlantas Shipping Company	Carrolton Navigation Inc
/s/ Gerasimes G. Kalogirates	/s/ Charilaos Loukopoulos
Gerasimes G. Kalogirates	Charilaos Loukopoulos
Attorney in Fact	Attorney in Fact

Counter signed by Gerasimes G. Kalogirates on behalf of Gladiator Marine Inc and Adrian Shipholding Inc, owning companies of the two substitute vessels.

/s/ Gerasimes G. Kalogirates
Gerasimes G. Kalogirates Attorney in Fact